Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	February 28, 2026

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the fourth quarter and full year of 2025 and 2024 are summarized in the following paragraphs. However, we urge investors and reporters to read our 2025 Annual Report, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the fourth quarter and full year of 2025 and 2024 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Net earnings attributable to Berkshire shareholders	$19,199	$19,694	$66,968	$88,995

Net earnings includes:
Investment gains (losses)	13,494	5,167	30,737	41,558
Other-than-temporary impairment of investments in Kraft Heinz and in Occidental	(4,495)	—	(8,255)	—
Operating earnings	10,200	14,527	44,486	47,437

Net earnings attributable to Berkshire shareholders	$19,199	$19,694	$66,968	$88,995

Net earnings per average equivalent Class A Share	$13,349	$13,695	$46,563	$61,900
Net earnings per average equivalent Class B Share	$8.90	$9.13	$31.04	$41.27
Average equivalent Class A shares outstanding	1,438,223	1,438,022	1,438,223	1,437,720
Average equivalent Class B shares outstanding	2,157,335,139	2,157,034,121	2,157,335,139	2,156,580,296

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains (losses) of our equity security investments as a component of investment gains (losses) in our earnings statements. In the table above, investment gains (losses) in 2025 include gains of $9.6 billion in the fourth quarter and $12.9 billion in the full year and in 2024 include gains of $2.1 billion in the fourth quarter and losses of $38.1 billion in the full year due to changes during the fourth quarter and the full year in the unrealized gains that existed in our equity security investment holdings. Investment gains (losses) in 2025 also include after-tax realized gains on sales of investments of $3.9 billion in the fourth quarter and $17.8 billion in the full year and in 2024 include gains of $3.1 billion in the fourth quarter and $79.6 billion in the full year.

The amount of investment gains (losses) in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Insurance-underwriting	$1,561	$3,409	$7,258	$9,020
Insurance-investment income	3,072	4,088	12,513	13,670
BNSF	1,347	1,278	5,476	5,031
Berkshire Hathaway Energy Company	691	729	3,979	3,730
Manufacturing, service and retailing	3,370	3,262	13,647	13,072
Other*	159	1,761	1,613	2,914

Operating earnings	$10,200	$14,527	$44,486	$47,437

*

(1) Includes foreign currency exchange gains related to non-U.S. Dollar denominated debt in 2025 of approximately $617 million in the fourth quarter and losses of $642 million in the full year and in 2024 includes foreign currency exchange gains related to non-U.S. Dollar denominated debt of approximately $1.2 billion in the fourth quarter and $1.1 billion in the full year.

(2) Includes after-tax interest, dividend and other investment income of Berkshire Hathaway (parent company) and certain other related entities in 2025 of $927 million in the fourth quarter and $3.6 billion in the full year and in 2024 includes $450 million in the fourth quarter and $1.4 billion in the full year.

On December 31, 2025 there were 1,438,223 Class A equivalent shares outstanding. At December 31, 2025, insurance float (the net liabilities we assume under insurance contracts) was approximately $176 billion, an increase of $5 billion since yearend 2024.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment gains (losses), impairments of goodwill and intangible assets and other-than-temporary impairments of equity method investments.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, services and retailing. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400